Exhibit 23.3

December 3, 2014

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Ladies and Gentlemen:

We hereby consent to references, in the Registration Statement on Form S-8 of TransAtlantic Petroleum Ltd. (the Company) dated December 3, 2014, to DeGolyer and MacNaughton and to the inclusion or incorporation by reference of the information contained in our third-party letter report dated February 28, 2014, filed with the United States Securities and Exchange Commission, which contains our opinion on the proved, probable, and possible reserves attributable to certain properties owned by the Company as of December 31, 2013.

Submitted,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716